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                                   EXHIBIT 4.2

                       INFORMATION ARCHITECTS CORPORATION
                              AMENDED AND RESTATED
                      NON-STATUTORY STOCK OPTION AGREEMENT

         THIS AMENDED AND RESTATED NON-STATUTORY STOCK OPTION AGREEMENT ("Option Agreement") is effective as of December 22, 1999 ("Effective Date") is between Information Architects Corporation, a North Carolina corporation (the "Company") with a principal place of business at 4064 Colony Road, Charlotte, NC 28211, and Saroja Girishankar having an address at (the "Optionee") having an address at 48 Cohasset Lane, Cherry Hill, NJ. This Option Agreement amends and restates the prior option awards between the Optionee and the Company ("Prior Awards"). In consideration of the mutual covenants herein, the adequacy and delivery of which are hereby acknowledged, the Company and Optionee agree as follows:

         1. Grant of Option. The Company grants to the Optionee the option ("Option") to purchase 1496 shares of Company's Common Stock, par value $.001 per share, ("Share(s)") at an exercise price per Share of $6.68 on December 22, 1999 ("Grant Date"). Each Option shall expire and not be exercisable after the expiration date of each Option as set forth in Paragraph 3 below.

         2. Vesting of Option. The Option shall vest and become exercisable on December 22, 1999, provided that the Optionee shall be entitled to exercise the same, in whole or part, after it shall vest and become exercisable, at any time prior to the expiration of the term thereof. Notwithstanding the foregoing, the Option shall become vested and fully exercisable five (5) days prior to the consummation of a "Change of Control" (as defined in Section 9 hereof), subject to earlier expiration or termination as otherwise provided in this Option Agreement.

         3. Expiration Date. The term of the Option shall commence on the Grant Date and terminate three (3) years thereafter.

         4. Rights Upon Death or Disability. If the Optionee suffers death or becomes disabled and as of the date of such death or disability any portion of the Option that is vested and exercisable remains unexercised, then the unexercised option of the Option may be exercised at any time during the one (1) year period following the Optionee's death or disability. Thereafter, to the extent not exercised, the Option and all rights thereunder (other than the Optionee's right to Shares theretofore purchased under the Option) shall terminate and become null and void immediately. The Option of a deceased or disabled Optionee may be exercised by (i) one or more persons as the Optionee may designate as primary or contingent beneficiary in a writing delivered to the Company or, (ii), if there is no such valid designation in effect at the Optionee's death or disability, the Optionee's spouse or, (iii) if the Optionee is not married at the date of the Optionee's death or disability, the Optionee's estate.

         5. Rights Upon Termination or Expiration of Services Agreement.

         5.1 Rights Upon Termination of Services Agreement Prior to Vesting. Unless arising out a Change of Control, if the Optionee's Services Agreement, dated December 22, 1999 ("Services Agreement") is terminated or expires for any reason prior to the Option vesting date set forth in accordance with Paragraph



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2, the Option and all rights held by the Optionee shall immediately terminate and be null and void.

         5.2 Rights Upon Termination of Services Agreement After Vesting. If an Optionee's Services Agreement is (a) terminated by Optionee for a default under the Services Agreement or (b) expires for any reason, other than by death or as set forth below, and as of such date the Optionee has not exercised the Option as to the Shares which have vested on such date, the Option may be exercise by the Optionee with respect to such vested Shares for a period of three (3) months from the date of the termination by Optionee or expiration of the Services Agreement ,as applicable.. Thereafter, to the extent not exercised, the Option and all rights thereunder (other than the Optionee's rights to Shares theretofore purchased under the Option) shall terminate and become null and void immediately. Notwithstanding anything to the contrary herein, if an Optionee's Services Agreement is terminated by Company for Optionee's default under the Services Agreement, and as of such date, the Optionee has not exercised the Option as to the Shares which have vested on such date, the Option and all rights thereunder (other than the Optionee's rights to Shares theretofore purchased under each Option) shall terminate and become null and void immediately.

         6. Method of Exercise. The Option shall be exercised by the tender of cash, shares of Common Stock already owned by Optionee, or a combination of cash and shares of Common Stock, acceptable to the Company, and delivery to the Company at its principal place of business of a written notice of exercise. The written notice must:

                  (a) state the election to exercise the Option, the number of whole Shares with respect to which the Option is being exercised (which may not be less than one hundred (100) Shares, unless the number being exercised is the balance of the number of Shares that may be exercised under each Option), and the name, address, and social security number of the person in whose name the stock certificate or certificates for such Shares is to be registered;

                  (b) contain any such representation and agreements as to Optionee's investment intent with respect to such Shares as shall be required by the Company; and

                  (c) be signed by the person entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Committee, of the right of such person or persons to exercise the Option.

         7. Non-Assignability. The Option may not be transferred (otherwise than by will or the laws of descent and distribution), assigned, pledged, hypothecated, or otherwise encumbered in any way or be the subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate, or encumber the Option, or upon levy, hereof, such Option shall become null and void. During an Optionee's lifetime, the Option may be exercised only by Optionee, or by Optionee's guardian or legal representative. If each Option is transferred by will or by the laws of descent and distribution, the provision of this Agreement, including the restrictions on transferability, shall apply to the Optionee's successor, including the executor, administrator, or trustee of Optionee's estate.

         8. Delivery of Certificates. The Optionee shall not be entitled to the privileges of stock ownership of any Shares subject to the Option until



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payment therefor has been made in full as provided in the Option Agreement. The
Optionee is responsible for compliance with applicable tax laws regarding the Option. The Option may be exercised and certificates for Shares may be delivered hereunder only in compliance with all applicable federal and state laws and regulations. Any Share certificate issued to evidence Shares exercised under the Option may bear legends and statements the Company deems advisable to assure compliance with federal and state laws and regulations and this Option Agreement. The Company may delay delivery of any certificates for Shares acquired under this Option until (i) the admission of such Shares for listing on any stock exchange or market system on which the Company's Common Stock may then be listed, or (ii) the completion of any registration or other qualification of such Shares under any state or federal law or regulation that the Company shall determine as necessary or advisable.

         9. Change of Control. For purposes of this Option Agreement, a Change of Control shall mean the earliest date on which either of the following events shall occur: (i) an individual, entity, or group shall acquire or own, other than as a result of acquisitions, grants, or transfers directly from the Company, beneficial ownership of 50% or more of the outstanding Common Stock or voting power of the Company, provided that no such individual, entity, or group shall be deemed to beneficially own any securities held by the Company or any of its subsidiaries or by any employee benefit plan of the Company or any of its subsidiaries; or (ii) the persons who were directors of the Company on the date 30 days after the Effective Date, together with those who subsequently became directors of the Company and whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors who were directors on the date 30 days after the Effective Date, or directors whose nomination or election was approved as provided above (the "Continuing Directors"), shall cease to constitute a majority of the Board or of its successor by merger, consolidation, or sale of assets. However, a majority of the Continuing Directors may approve any event described in Section 9.(i) and determine that, for purposes of this Option Agreement, a Change of Control has not occurred.

         10. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

         11. Applicable Law. This Option Agreement is last signed in North Carolina and shall be construed under and the relationship between the parties determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in the State of North Carolina, without regard to the conflicts of law rules thereof. .

         12. Adjustment in Option. In the event of any merger, reorganization, consolidations, recapitalization, dividend, spin-off or other change in corporate structure affecting the Common Stock, other than a Change of Control as set forth herein, a substitution or adjustment shall be made in the aggregate number of shares or kind of shares reserved for issuance under the Option Agreement, in the number, option price and kind of shares subject to other outstanding options granted under the Option Agreement as may be deemed to be appropriate by the Company in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

         13. Limits on Liability. Any liability of the Company to the Optionee or any other person with rights under this Option Agreement shall be based solely upon contractual obligations created by this Option Agreement. Neither the Company nor any member of the board of directors, nor any other person



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participating in any determination of any question under the Option Agreement, or in the interpretation, administration or application of the Option Agreement, shall have any liability to any party for any actions taken or not taken, in good faith under the Option Agreement and that do not constitute willful misconduct. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the board of directors from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Option Agreement except for such actions or inactions which are not in good faint or which constitute willful misconduct.

         14. Entire Agreement. This Option Agreement constitutes the entire agreement and understanding between Optionee and Company concerning the subject matter hereof, and cancels, terminates and supersedes all prior written and oral understandings, agreements, proposals, promises and representations of the parties respecting any and all subject matter contained herein, including the Prior Awards.. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of each Option and shall remain in full force and effect.

         15. Effect on Services Agreement. Nothing in this Option Agreement shall effect the rights and obligations of the Company and the Optionee under the Services Agreement. This Option Agreement shall not be deemed to modify or amend the Services Agreement in any way.

         16 Miscellaneous. Any failure by the Company or the Optionee to insist on strict compliance with any provision of, or to assert any right under, this Option Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right under this Option Agreement. The Option agreement shall be administered by the Company's board of directors. Any controversy which arises under this Option Agreement shall be resolved by the board of directors as it deems appropriate, and any decision of the board of directors shall be final and conclusive. By signing below, the Optionee hereby acknowledges receipt of a prospectus for the Option.

         INFORMATION ARCHITECTS CORPORATION


         BY:        /s/ ROBERT F. GRUDER
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         OPTIONEE: /s/ Saroja Girishankar
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